Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration Nos. 333-209960 and 333-197411) and Registration Statements on Form S-8 (Registration Nos. 333-194875, 333-202394, 333-209947 333-217556, 333-221830 and 333-227843) of Arcturus Therapeutics Ltd. of our report dated May 14, 2018 with respect to the consolidated financial statements of Arcturus Therapeutics Ltd. and its subsidiaries for the year ended December 31, 2017 included in this Annual Report on Form 10-K for the year ended December 31, 2018.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 15, 2019	A member of Ernst & Young global

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